Exhibit 99.1

Oceaneering Announces Second Quarter 2011 Earnings

— Raises 2011 EPS Guidance Range to $1.90 to $1.98

July 27, 2011 – Houston, Texas – Oceaneering International, Inc. (NYSE:OII) today reported second quarter earnings for the period ended June 30, 2011. On revenue of $546 million, Oceaneering generated net income of $56.7 million, or $0.52 per share. During the corresponding period in 2010, Oceaneering reported revenue of $464 million and net income of $54.3 million, or $0.49 per share. Historical per share figures have been adjusted to reflect the two-for-one stock split effected in June 2011.

Summary of Results

(in thousands, except per share amounts)

	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
	2011	2010	2011	2011	2010

Revenue	$545,838	$464,303	$470,420	$1,016,258	$899,473
Gross Margin	126,116	123,503	98,801	224,917	223,208
Operating Income	81,674	85,374	61,067	142,741	147,703
Net Income	$56,693	$54,317	$42,070	$98,763	$93,560

Diluted Earnings Per Share	$0.52	$0.49	$0.39	$0.91	$0.84

Year over year, quarterly earnings per share (EPS) improved as a result of lower interest expense and taxes. Subsea Products operating income was substantially higher, but not enough to offset lower profit contributions from Subsea Projects and Advanced Technologies. Sequentially, Oceaneering’s quarterly EPS increase was attributable to record quarterly operating income from ROV, Subsea Products, and Inspection.

M. Kevin McEvoy, President and Chief Executive Officer, stated, “We are very pleased with our performance for the quarter. EPS was slightly above the top end of our guidance range and we are on track to achieve record EPS for the year. We achieved higher sequential quarterly operating results from our ROV, Subsea Products, and Inspection businesses.

“ROV operating income increased on the strength of higher worldwide demand to provide vessel-based construction and field maintenance services. Our fleet utilization improved to 76% from 71%, largely due to seasonality and an improvement in permitting in the U.S. Gulf of Mexico. During the quarter, we put four new ROVs into service, retired one, and transferred one system to Advanced Technologies for non-oilfield use. At the end of June, we had 262 vehicles in our fleet, compared to 249 one year ago. We expect to add seven to twelve new ROVs to our fleet during the second half of 2011 to meet contracted demand.

“Subsea Products operating income rose on profit increases from all of our product lines. This was led by tooling, which included the benefit of our acquisition of Norse Cutting & Abandonment AS at the end of last quarter. Subsea Products backlog at quarter-end was $405 million, up from our March 31 backlog of $382 million and $347 million one year ago.

“Inspection operating income was higher on increased service sales in all of the major geographic areas we serve.

“Our outlook for the remainder of 2011 remains positive, and we are raising our 2011 EPS guidance range to $1.90 to $1.98, from $1.83 to $1.95. Relative to the first half, we anticipate our ROV, Subsea Projects, Inspection, and Advanced Technologies business operations will achieve higher operating income results during the second half of 2011. Compared to 2010, for 2011 we forecast increased operating income from ROV, Subsea Products, and Inspection.

“For the third quarter of 2011, we expect sequential improvements in operating income for each of our business segments except Inspection, which we anticipate will remain about the same. We are projecting EPS of $0.54 to $0.58.

“During the quarter we initiated a regular quarterly dividend of $0.15 per common share, which we paid on June 29, 2011, and today we are announcing our second quarterly dividend. We are pleased to return a portion of our earnings to shareholders and believe our quarterly dividend will not compromise our ability to pursue organic growth and acquisition opportunities.

“Our liquidity and projected cash flow provide us with ample resources to invest in Oceaneering’s growth. At the end of the quarter we had $151 million of cash and $300 million available under our revolving credit facility. For 2011 we anticipate generating at least $450 million of EBITDA.

“Looking beyond 2011, our belief that the oil and gas industry will continue to invest in deepwater projects remains unchanged. Deepwater remains one of the best frontiers for adding large hydrocarbon reserves with high production flow rates. With our existing assets, we are well positioned to supply a wide range of the services and products required to support safe deepwater efforts of our customers.”

Statements in this press release that express a belief, expectation, or intention are forward looking. The forward-looking statements in this press release include the statements concerning Oceaneering’s: expectation of achieving record EPS for 2011; expectation of adding seven to twelve new ROVs to its fleet during the second half of 2011 to meet contracted demand; statements about backlog; positive outlook for the remainder of 2011; 2011 EPS guidance range of $1.90 to $1.98; anticipation that, relative to the first half, it will achieve higher operating income results during the second half of 2011 from ROV, Subsea Projects, Inspection, and Advanced Technologies; forecast that, compared to 2010, it will achieve increased operating income from ROV, Subsea Products, and Inspection during 2011; expectation of third quarter sequential improvements in operating income for each of its business segments except Inspection; anticipation that third quarter 2011 Inspection operating income will remain about the same as the second quarter of 2011; third quarter 2011 forecasted EPS range of $0.54 to $0.58; characterization of its dividends as regular; belief that its quarterly dividend will not compromise its ability to pursue organic growth and acquisition opportunities; expectation that its liquidity and projected cash flow will provide ample resources to invest in the company’s growth; anticipation of generating, during 2011, at least $450 million of EBITDA; belief that the oil and gas industry will continue to invest in deepwater projects; and belief that deepwater remains one of the best frontiers for adding large hydrocarbon reserves with high production flow rates. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are based on current information and expectations of Oceaneering that involve a number of risks, uncertainties, and assumptions. Among the factors that could cause the actual results to differ materially from those indicated in the forward-looking statements are risks and uncertainties related to: industry conditions; prices of crude oil and natural gas; the timing, pace, and level of floating drilling rig activity in the U.S. Gulf of Mexico during 2011; Oceaneering’s ability to obtain, and the timing of, new projects; changes in customers’ operational plans or schedules; contract cancellations or modifications; difficulties performing under contracts; and changes in competitive factors. Should one or more of these risks or uncertainties materialize, or should the assumptions underlying the forward-looking statements prove incorrect, actual outcomes could vary materially from those indicated. For a more complete discussion of these and other risk factors, please see Oceaneering’s annual report on Form 10-K for the year ended December 31, 2010 and subsequent quarterly reports on Form 10-Q filed with the Securities and Exchange Commission.

Oceaneering is a global oilfield provider of engineered services and products, primarily to the offshore oil and gas industry, with a focus on deepwater applications. Through the use of its applied technology expertise, Oceaneering also serves the defense and aerospace industries.

For further information, please contact Jack Jurkoshek, Director Investor Relations, Oceaneering International, Inc., 11911 FM 529, Houston, Texas 77041; Telephone 713-329-4670; Fax 713-329-4653; E-Mail investorrelations@oceaneering.com. A live webcast of the company’s earnings release conference call, scheduled for Thursday, July 28, 2011 at 11:00 a.m. Eastern, can be accessed at www.oceaneering.com/investor-relations/.

PR 1085

OCEANEERING INTERNATIONAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	Jun. 30, 2011	Dec. 31, 2010
	(in thousands)
ASSETS
Current Assets (including cash and cash equivalents of $150,918 and $245,219)	$994,871	$983,502
Net Property and Equipment	864,114	786,373
Other Assets	301,476	260,631

TOTAL ASSETS	$2,160,461	$2,030,506

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities	$438,580	$439,856
Long-term Debt	—	—
Other Long-term Liabilities	215,514	200,435
Shareholders’ Equity	1,506,367	1,390,215

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$2,160,461	$2,030,506

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	For the Three Months Ended			For the Six Months Ended
	Jun. 30,	Jun. 30,	Mar. 31,	Jun. 30,	Jun. 30,
	2011	2010	2011	2011	2010
	(in thousands, except per share amounts)

Revenue	$545,838	$464,303	$470,420	$1,016,258	$899,473
Cost of services and products	419,722	340,800	371,619	791,341	676,265

Gross Profit	126,116	123,503	98,801	224,917	223,208
Selling, general and administrative expense	44,442	38,129	37,734	82,176	75,505

Income from Operations	81,674	85,374	61,067	142,741	147,703
Interest income	89	111	167	256	214
Interest expense	(212)	(3,878)	(147)	(359)	(5,519)
Equity earnings of unconsolidated affiliates, net	1,430	450	470	1,900	1,015
Other income (expense), net	(217)	1,507	(141)	(358)	525

Income before Income Taxes	82,764	83,564	61,416	144,180	143,938
Provision for income taxes	26,071	29,247	19,346	45,417	50,378

Net Income	$56,693	$54,317	$42,070	$98,763	$93,560

Net Income Attributable to Diluted Common Shares	$56,693	$54,147	$42,070	$98,763	$93,198
Weighted Average Number of Diluted Common Shares	109,147	110,371	109,002	109,075	110,408
Diluted Earnings per Share	$0.52	$0.49	$0.39	$0.91	$0.84

The above Condensed Consolidated Balance Sheets and Condensed Consolidated Statements of Income should be read in conjunction with the Company’s latest Annual Report on Form 10-K and Quarterly Report on Form 10-Q.

SEGMENT INFORMATION

		For the Three Months Ended			For the Six Months Ended
		Jun. 30,	Jun. 30,	Mar. 31,	Jun. 30,	Jun. 30,
		2011	2010	2011	2011	2010
		($ in thousands)

Remotely Operated Vehicles	Revenue	$189,097	$166,677	$164,328	$353,425	$325,624
	Gross Profit	$66,529	$65,583	$55,408	$121,937	$127,346
	Operating income	$58,145	$57,537	$47,406	$105,551	$111,273
	Operating margin	31%	35%	29%	30%	34%
	Days available	23,729	22,668	23,274	47,003	45,066
	Utilization	76%	78%	71%	74%	77%

Subsea Products	Revenue	$195,800	$124,889	$157,318	$353,118	$236,292
	Gross Profit	$54,934	$38,808	$41,787	$96,721	$67,093
	Operating income	$36,269	$25,833	$27,683	$63,952	$41,488
	Operating margin	19%	21%	18%	18%	18%
	Backlog	$405,000	$347,000	$382,000	$405,000	$347,000

Subsea Projects	Revenue	$34,733	$51,763	$37,569	$72,302	$109,587
	Gross Profit	$4,239	$12,601	$5,331	$9,570	$21,916
	Operating income	$1,874	$10,313	$3,036	$4,910	$17,371
	Operating margin	5%	20%	8%	7%	16%

Inspection	Revenue	$69,768	$58,213	$58,350	$128,118	$108,719
	Gross Profit	$12,945	$11,721	$9,397	$22,342	$20,466
	Operating income	$9,349	$7,873	$5,880	$15,229	$12,593
	Operating margin	13%	14%	10%	12%	12%

Advanced Technologies	Revenue	$56,440	$62,761	$52,855	$109,295	$119,251
	Gross Profit	$7,256	$11,333	$6,313	$13,569	$19,235
	Operating income	$3,160	$7,342	$2,517	$5,677	$11,606
	Operating margin	6%	12%	5%	5%	10%

Unallocated Expenses	Gross Profit	$(19,787)	$(16,543)	$(19,435)	$(39,222)	$(32,848)
	Operating income	$(27,123)	$(23,524)	$(25,455)	$(52,578)	$(46,628)

TOTAL	Revenue	$545,838	$464,303	$470,420	$1,016,258	$899,473
	Gross Profit	$126,116	$123,503	$98,801	$224,917	$223,208
	Operating income	$81,674	$85,374	$61,067	$142,741	$147,703
	Operating margin	15%	18%	13%	14%	16%

SELECTED CASH FLOW INFORMATION
Capital expenditures, including acquisitions		$58,270	$58,675	$109,492	$167,762	$94,874
Depreciation and Amortization		$37,708	$34,099	$35,437	$73,145	$73,132

RECONCILIATION of GAAP to NON-GAAP FINANCIAL INFORMATION

	For the Three Months Ended			For the Six Months Ended
	Jun. 30,	Jun. 30,	Mar. 31,	Jun. 30,	Jun. 30,
	2011	2010	2011	2011	2010
	($ in thousands)

Earnings Before Interest, Tax, Depreciation and Amortization (EBITDA)
Net Income	$56,693	$54,317	$42,070	$98,763	$93,560
Depreciation and Amortization,	37,708	34,099	35,437	73,145	73,132

Subtotal	94,401	88,416	77,507	171,908	166,692

Interest Income/Expense, Net	123	3,767	(20)	103	5,305
Provision for Income Taxes	26,071	29,247	19,346	45,417	50,378

EBITDA	$120,595	$121,430	$96,833	$217,428	$222,375

	2011 Estimates
	Low	High
	(in thousands)

Net Income	$205,000	$215,000
Depreciation and Amortization	150,000	150,000

Subtotal	355,000	365,000

Interest Income/Expense, Net	—	—
Provision for Income Taxes	95,000	100,000

EBITDA	$450,000	$465,000